Exhibit 4(a)3

FIRST AMENDMENT

THIS FIRST AMENDMENT, dated as of June 6, 2003 ("Amendment"), is among ENTERGY CORPORATION ("Borrower"), the banks party hereto ("Banks") and BAYERISCHE HYPO- UND VEREINSBANK AG, NEW YORK BRANCH ("Agent").

Section 1. The Credit Agreement. The parties to this Amendment entered into a Credit Agreement, dated as of May 31, 2002 ("Agreement"), which they desire to amend. Unless defined otherwise, words capitalized in this Amendment are used with the same meanings as in the Agreement.

Section 2. Representations. Borrower represents and warrants that: (a) Borrower has not made any statement or representation to induce Lenders or Agent to agree to this Amendment that omits any material fact necessary to make it not misleading in light of the circumstances under which it was made; (b) no Prepayment Event or Event of Default has occurred, and no event has occurred which with the passage of time or the giving of notice, or both, would become a Prepayment Event or an Event of Default; (c) Borrower has the power and authority to enter into this Amendment and to perform its obligations under this Amendment and the Agreement, as amended hereby; (d) the representations and warranties set forth in Section 4.01 of the Agreement are correct on and as of the date hereof; and (e) this Amendment and the Agreement, as amended hereby, constitute legal valid and binding obligations of Borrower, enforceable in accordance with their terms.

Section 3. Amendments. The Agreement shall be amended, after satisfaction of the condition set forth in the next Section, as follows:

(a) The definition of "Applicable Margin" in Section 1.01 shall be amended by (i) deleting "1.0000%" in the Level 1 column and inserting "1.475%" in lieu thereof; (ii) deleting "1.125%" in the Level 2 column and inserting "1.600%" in lieu thereof; (iii) deleting "1.375%" in the Level 3 column and inserting "1.850%' in lieu thereof; (iv) deleting "1.500%" in the Level 4 column and inserting 1.975%" in lieu thereof; and (v) deleting "2.500%' in the Level 5 column and inserting "3.100%" in lieu thereof;

(b) The definition of "Majority Lenders" in Section 1.01 shall be amended by deleting the brackets around the number 66-2/3 in the second and third lines thereof;

(c) The definition of "Maturity Date" in Section 1.01 shall be amended by deleting "2004" and inserting "2005" in lieu thereof ;

(d) The following definitions shall be added to Section 1.01 in the correct alphabetical order:

"Consolidated EBITDA" means, for any period, the sum of (i) net income of the Borrower and its subsidiaries for such period, but excluding therefrom (to the extent otherwise included therein) any extraordinary gains or losses, plus (ii) to the extent deducted in determining such net income for such period, Consolidated Interest Expense, income taxes, distributions on preferred securities of subsidiaries, preferred dividend requirements, depreciation and amortization expense and any other non-cash charges constituting operating expense, determined in each case in accordance with generally accepted accounting principles consistently applied.

"Consolidated Interest Expense" means, for any period, the interest expense during such period in respect of Debt of the Borrower and its subsidiaries of the types described in clauses (i) through (iv) of the definition of "Debt", excluding interest in respect of nuclear fuel capital leases.

"Interest Coverage Ratio" means as of any date of determination, the ratio of (i) Consolidated EBITDA for the period of four fiscal quarters ending on such date to (ii) Consolidated Interest Expense for such period.";

(e) Section 5.01 shall be amended by adding the following new subsection at the end thereof:

"(d) As of the end of each fiscal quarter of the Borrower, maintain an Interest Coverage Ratio of not less than 2.0:1.0"; and

(f) Section 6.01(c) shall be amended by inserting ",5.01(d)" after "5.01(b)" in the second line thereof.

Section 4. Conditions to Effectiveness. The amendments set forth in the immediately preceding Section shall be effective upon receipt by Agent of this Amendment duly executed by Borrower, Banks and Agent and payment by Borrower of the fees and expenses of Agent's counsel.

Section 5. Construction. (a) This Amendment constitutes the entire agreement between the parties with respect to its subject matter. It set forth any and all representations relied upon by Borrower in connection herewith. Except as amended by this Amendment, all provisions of the Agreement remain in full force and effect.

(b) This Amendment shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and performed wholly in that State.

Section 6. Waiver of Jury Trial. Each party to this Amendment hereby waives its right to trial by jury in any action or proceeding relating to this Amendment or the Agreement.

ENTERGY CORPORATION

By _________________________________
     Steven C. McNeal
     Vice President and Treasurer_________
     Title

BAYERISCHE HYPO- UND
VEREINSBANK AG, NEW YORK
BRANCH, AS BANK AND AGENT

By _________________________________

     _________________________________
     Title

By _________________________________

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     Title